Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective August 3, 2003, and is between The Neiman Marcus Group, Inc., a Delaware corporation (“NMG”), and Burton M. Tansky (the “Executive”).

1.                                       Definitions.  As used in this Agreement, the following terms have the following meanings:

(a)                                  “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)                                 “Annual Period” means NMG’s fiscal year.

(c)                                  “Board” means the Board of Directors of NMG.

(d)                                 “Cause” means a finding by the Board of one or more of the following: (i) a breach of duty by the Executive in the course of his employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty, or moral turpitude; (ii) conduct by the Executive that is materially detrimental to NMG, monetarily or otherwise, or reflects unfavorably on NMG or the Executive to such an extent that NMG’s best interests reasonably require the termination of the Executive’s employment; (iii) material acts or omissions of the Executive in violation of his obligations under this Agreement; (iv) the Executive’s material failure to comply with or unreasonable failure to enforce NMG’s policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (v) the Executive’s repeated insubordination; or (vi) the Executive’s conviction of or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws.

(e)                                  “Change of Control” means, and shall be deemed to have occurred, on or after the effective date of this Agreement:

(i)                                     upon the consummation of any transaction or series of transactions under which NMG is merged or consolidated with any other company, other than a merger or consolidation that would result in the stockholders of NMG immediately prior thereto owning voting securities immediately thereafter (either by the securities such stockholders owned immediately prior thereto remaining outstanding or by the securities such stockholders owned immediately prior thereto being converted into voting securities of the surviving entity) representing more than 50% of the combined voting power of the voting securities of NMG, the acquiring entity or such surviving entity, as the case may be, outstanding immediately after such merger or consolidation;

(ii)                                  if any person or group (as used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than NMG, any trustee or other fiduciary holding securities under an employee benefit plan of NMG, or any company owned, directly or indirectly, by the stockholders of NMG in substantially the same proportions as their ownership of stock of NMG) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of NMG representing more than 40% of (A) the shares of NMG’s Class B Common Stock then outstanding or (B) the combined voting power (other than in the election of directors) of all voting securities of NMG then outstanding;

(iii)                               if, during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board, and any director whose election or nomination for election by NMG’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than death or disability) to constitute at least a majority thereof; or

(iv)                              upon the complete liquidation of NMG or the sale or disposition by NMG of all or substantially all of NMG’s assets, other than a liquidation of NMG into a wholly-owned subsidiary.

(f)                                    “Competitor” means (i) any person or entity (other than NMG or an Affiliate of NMG) that owns or operates a luxury specialty retail store; (ii) Saks Incorporated, Nordstrom, Inc., Barneys New York, Inc., or, if those corporate names are not correct, the businesses commonly referred to as “Saks,” “Nordstrom’s,” and “Barneys”; and (iii) the successors to and assigns of the persons or entities described in (ii).

(g)                                 “Confidential Information” means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive.

(h)                                 “Eligible Retirement,” for purposes of the special vesting rules of Paragraph 5(c)(iii), means the termination of the Executive’s employment with NMG or any Affiliate of NMG on or after the date as of which the Executive is eligible for a normal retirement benefit on account of reaching normal retirement age under the terms of The Neiman Marcus Group, Inc. Retirement Plan (or any successor plan); provided, however, that the Executive’s termination of employment shall not be an “Eligible Retirement” if the Executive was terminated by NMG for Cause.

(i)                                     “Employment Termination Date” means the effective date of termination of the Executive’s employment as established under Paragraph 6(g).

(j)                                     “Equity Incentive Award” means a stock option, restricted stock grant, restricted stock unit, or other equity-based incentive award granted pursuant to The Neiman Marcus Group, Inc. 1997 Incentive Plan (or any successor plan) or any other equity incentive plan, program or arrangement of NMG or its Affiliates.

(k)                                  “Good Reason” means any of the following actions if taken without the Executive’s prior consent: (i) any material failure by NMG to comply with its obligations under Paragraph 5 (Compensation and Related Matters); (ii) any material failure by NMG to comply with its obligations under Paragraph 20 (Assumption by Successor); (iii) a material reduction in the Executive’s responsibilities or duties except in accordance with the terms of this Agreement; (iv) any material failure by NMG to comply with its obligations under Paragraph 4(b) (Executive’s responsibilities during the Senior Executive Term); (v) any permanent relocation of the Executive’s place of business to a location 50 miles or more from the current location; (vi) the reduction in title of the Executive as Chief Executive Officer except in accordance with the terms of this Agreement; (vii) following a Change of Control, the failure of the parties to reach an agreement regarding the Executive’s responsibilities during the Senior Executive Term after a reasonable period of negotiation in accordance with Paragraph 4(b) unless NMG offers to retain the Executive in the position of Chief Executive Officer of NMG; or (viii) a material breach of this Agreement by NMG; provided that (iii) and (vi) shall not apply after the end of the CEO Term.

(l)                                     “Inability to Perform” means and shall be deemed to have occurred if the Executive has been determined under NMG’s long-term disability plan to be eligible for long-term disability benefits.  In the absence of the Executive’s participation in such plan, “Inability to Perform” means that, in the Board’s sole judgment, the Executive is unable to perform any of the material duties of his regular position because of an illness or injury for (i) 80% or more of the normal working days during six consecutive calendar months or (ii) 50% or more of the normal working days during twelve consecutive calendar months.

(m)                               “Target Bonus” means the target bonus under NMG’s annual incentive bonus program(s).

(n)                                 “Work Product” means all ideas, works of authorship, inventions and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by the Executive while employed by NMG and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or proposed, of NMG and/or any of its Affiliates, or any other business or research or development effort in which NMG and/or any of its Affiliates engages during the Executive’s employment.   Work Product includes any material previously conceived, made, developed or worked on during the Executive’s employment with NMG prior to the effective date of this Agreement.

2.                                       Employment.  NMG agrees to continue to employ the Executive (who previously was employed at-will), and the Executive agrees to continue to be employed, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Paragraph 4, and upon the other terms and conditions set out in this Agreement.

3.                                       Term.  The employment of the Executive as provided in Paragraph 2 shall be for five consecutive Annual Periods, commencing on August 3, 2003 (the “Employment Term”), unless sooner terminated as provided in this Agreement.  The Employment Term is divided into two periods, the “CEO Term” and the “Senior Executive Term,” as defined in Paragraph 4.  The Executive’s employment will end upon the expiration of the Employment Term, but the end of the Executive’s employment in that circumstance shall not constitute a termination of employment by either party under this Agreement or give rise to any of the obligations of NMG that arise under this Agreement as a result of a termination of employment.

4.                                       Position and Duties.

(a)                                  During the first three Annual Periods of the Employment Term (the “CEO Term”), the Executive shall serve as the Chief Executive Officer of NMG.  In such capacity, the Executive, subject to the ultimate control and direction of the Board, shall have and exercise direct charge of and general supervision over the business and affairs of NMG.  In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to NMG.  The Executive shall report and be accountable to the Board.  The Executive and NMG acknowledge that one purpose of this Agreement is to provide for a smooth and orderly transition to a new chief executive officer in the future.  Accordingly, during the CEO Term the Executive agrees to work with reasonable diligence to identify a successor to the position of Chief Executive Officer of NMG.  Nothing in this Agreement, however, prohibits the Board from undertaking its own search for a successor to the position.

(b)                                 During the last two Annual Periods of the Employment Term (the “Senior Executive Term”), the Executive shall be employed in a meaningful executive or consulting role as determined by the Board; provided, however, that in the event that a Change of Control occurs prior to or during the Senior Executive Term, then during the period of the Senior Executive Term following the Change of Control, the Executive shall be employed in such senior executive, advisory, or consulting capacity or capacities as may be mutually agreed on in good faith from time to time by the Executive and the Board.

(c)                                  During the Employment Term, the Executive shall devote his full time, skill, and attention and his best efforts to the business and affairs of NMG to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability.  Notwithstanding the foregoing, the Executive may (i) subject to the approval of the Board, serve as a director or as a member of an advisory board of a noncompeting company, (ii) serve as an officer or director or otherwise participate in non-profit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the effective date of this Agreement, and (iii) manage personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive of NMG in accordance with this Agreement.

(d)                                 In connection with the Executive’s employment by NMG under this Agreement, the Executive shall be based at the principal executive offices of NMG in Dallas, Texas, except for such reasonable travel as the performance of the Executive’s duties in the business of NMG may require.

(e)                                  All services that the Executive may render to NMG or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

5.                                       Compensation and Related Matters.

(a)                                  Base Salary.  During each Annual Period of the Employment Term, NMG shall pay to the Executive for his services under this Agreement an annual base salary (“Base Salary”).  The Base Salary on the effective date of this Agreement shall be at least $1,200,000.00.  The Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall NMG pay the Executive a Base Salary less than that set forth above.  The Base Salary shall be payable in installments in accordance with the general payroll practices of NMG, or as otherwise mutually agreed upon.

(b)                                 Annual Incentives.  The Executive will participate in NMG’s annual incentive bonus program(s) applicable to the Executive’s position, in accordance with the terms of such program(s).  The Executive’s Target Bonus on the effective date of this Agreement is 65% of his Base Salary.  The Target Bonus percentage may be adjusted but may not be reduced below 65% of the Executive’s Base Salary.  The actual amount of any annual incentive bonus paid to the Executive will be determined according to the terms of the annual incentive bonus program(s), including any such terms that place the amount of any annual incentive bonus within the discretion of the Board.

(c)                                  Long-term Incentives and SERP Enhancement.

(i)                                     CEO Term.  With respect to the CEO Term, the Executive shall participate in The Neiman Marcus Group, Inc. 1997 Incentive Plan (or any successor plan) in a manner that is consistent with the participation of other senior executives of NMG.

(ii)                                Senior Executive Term.  With respect to the Senior Executive Term, any participation of the Executive in The Neiman Marcus Group, Inc. 1997 Incentive Plan (or any successor plan) will be at the sole discretion of the Board.

(iii)                               Special Vesting.  The provisions of any Equity Incentive Award to the contrary notwithstanding, in the event the Executive’s employment with NMG or any of its Affiliates is terminated by NMG for reasons other than Cause, is terminated because of the Executive’s death, or terminates on account of the Executive’s Eligible Retirement, then:

(A)                              with respect to any stock option granted to the Executive by NMG or any of its Affiliates that is outstanding as of the effective date of this Agreement or granted to the Executive by NMG or any of its Affiliates on or after such effective date, such stock options will not terminate on account of such termination of employment and will remain outstanding and will continue to vest and/or become exercisable in accordance with the schedule set forth in the option agreement or other instrument governing the option as if the Executive’s employment had not terminated, until the earlier of ten years after the date the option was granted or five years after the date of such termination of employment;

(B)                                with respect to any restricted stock issued to the Executive by NMG or any of its Affiliates as of the effective date of this Agreement or issued to the Executive by NMG or any of its Affiliates on or after such effective date that has not yet vested as of the date of such termination of employment, such restricted stock will not be forfeited on account of such termination of employment and will continue to vest so that the restrictions imposed on such restricted stock shall continue to lapse in accordance with the vesting schedule set forth in the restricted stock agreement or other governing instrument as if the Executive’s employment had not terminated, until five years after the date of such termination of employment; and

(C)                                with respect to any restricted stock units granted to the Executive by NMG or any of its Affiliates on or after the effective date of this Agreement that have not yet vested as of the date of such termination of employment, such restricted stock units will not be forfeited on account of such termination of employment and will continue to vest in accordance with the vesting schedule set forth in the restricted stock unit agreement or other governing instrument as if the Executive’s employment had not terminated, until five years after the date of such termination of employment.

The provisions of this Paragraph 5(c)(iii) are not intended to supersede or override any noncompetition, confidentiality, nondisparagement, nonsolicitation or similar obligations set forth in any Equity Incentive Award.

(iv)                              SERP Enhancement.  At the time of the Executive’s termination of employment with NMG and all of its Affiliates, the Executive’s years of service for purposes of calculating his benefit under The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan (or any successor plan) (the “SERP”) shall be determined by multiplying his actual service for purposes of the SERP by 2, subject to the 25-year maximum set forth in the SERP.

(d)                                 Employee Benefits.  During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that are generally made available by NMG to its senior executives, including without limitation NMG’s life insurance, long-term disability, and health plans.  The Executive agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.

(e)                                  Fringe Benefits.  The Executive will be entitled to the perquisites and other fringe benefits that are made available by NMG to its senior executives generally and to such perquisites and fringe benefits that are made available by NMG to the Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit.

(f)                                    Expenses.  The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing his duties and responsibilities under this Agreement, consistent with NMG’s policies or practices for reimbursement of expenses incurred by other NMG senior executives.

(g)                                 Vacations.  During the Employment Term, the Executive shall be eligible for vacation, sick pay, and other paid and unpaid time off in accordance with the policies and practices of NMG.  The Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for NMG and the Executive.

(h)                                 Indemnification.  The Executive will be entitled to indemnification on the same terms as indemnification is made available by NMG to its other senior executives, whether through NMG’s bylaws or otherwise.

6.                                       Termination of Employment.

(a)                                  Death.  The Executive’s employment shall terminate automatically upon his death.

(b)                                 Inability to Perform.  In the event of the Executive’s Inability to Perform during the Employment Term, NMG may notify the Executive of NMG’s termination of the Executive’s employment.

(c)                                  Termination by NMG for Cause.  NMG may terminate the Executive’s employment for Cause.  To exercise its right to terminate the Executive pursuant to provision (iii) or provision (v) of the definition of Cause, however, NMG must first provide the Executive with a reasonable period of time to correct the circumstances or events, to the extent that they may reasonably be corrected, that NMG contends give rise to the existence of Cause under such provision.  Prior to terminating the Executive’s employment for Cause under this Paragraph 6(c), NMG must provide the Executive with a written notice of its intent to terminate his employment for Cause.  Such written notice must specify the particular act or acts or failure(s) to act that form(s) the basis for the decision to so terminate the Executive’s employment for Cause.  The Executive will be given the opportunity within 30 calendar days of his receipt of such notice to meet with the Board to defend himself with regard to the alleged act or acts or failure(s) to act.  If at the conclusion of or following such a meeting, the Board decides to proceed with the termination of the Executive’s employment for Cause, such a termination will be effected by providing the Executive with a Notice of Termination under Paragraph 6(f).  Upon or after NMG’s issuance of the notice of intent to terminate the Executive’s employment for Cause, NMG may suspend the Executive with pay pending the Board’s decision whether to proceed with the termination.

(d)                                 Termination by the Executive for Good Reason.  The Executive may terminate his employment for Good Reason.  To exercise his right to terminate for Good Reason, the Executive must provide written notice to NMG of his belief that Good Reason exists, and that notice shall describe the circumstance believed to constitute Good Reason.  If that circumstance may reasonably be remedied, NMG shall have 30 days to effect that remedy.  If not remedied within that 30-day period, the Executive may submit a Notice of Termination; provided, however, that the Notice of Termination invoking the Executive’s right to terminate his employment for Good Reason must be given no later than 60 days after the later of (i) the first date the Executive knew or should have known that Good Reason existed, and (ii) the end of NMG’s 30-day cure period, if applicable; otherwise, the Executive is deemed to have accepted the circumstance(s) that may have given rise to the existence of Good Reason.

(e)                                Termination by Either Party Without Cause or Without Good Reason.  Either NMG or the Executive may terminate the Executive’s employment without Cause or Good Reason upon at least six months’ prior written notice to the other party.

(f)                                    Notice of Termination.  Any termination of the Executive’s employment by NMG or by the Executive (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a Notice of Termination.  A “Notice of Termination” is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Inability to Perform, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision invoked, including the particular act or acts or failure(s) to act that is or are the basis of any termination for Cause or Good Reason; and (iii) if the termination is by the Executive under Paragraph 6(e), or by NMG for any reason, specify the Employment Termination Date.  The failure by NMG to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of NMG or preclude NMG from asserting such fact or circumstance in enforcing NMG’s rights.

(g)                                 Employment Termination Date.  The Employment Termination Date shall be as follows: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated by NMG because of his Inability to Perform or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if the Executive’s employment is terminated by the Executive for Good Reason, the date on which the Notice of Termination is given; or (iv) if the termination is under Paragraph 6(e), the date specified in the Notice of Termination, which date shall be no earlier than six months after the date such notice is given.

(h)                                 Resignation.  In the event of termination of the Executive’s employment (for any reason other than the death of the Executive), the Executive agrees that if at such time he is a member of the Board or is an officer of NMG or a director or officer of any of its Affiliates, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date.

7.                                       Compensation Upon Termination of Employment.

(a)                                  Death.  If the Executive’s employment is terminated by reason of the Executive’s death, NMG shall pay to the Executive’s estate (i) any unpaid portion of the Executive’s Base Salary through the Employment Termination Date (the “Compensation Payment”), (ii) any accrued but unused vacation days (the “Vacation Payment”), (iii) any reimbursement for business travel and other expenses to which the Executive is entitled (the “Reimbursement”), and (iv) an amount of annual incentive pay, as described in Paragraph 5(b), equal to a prorated portion of the Target Bonus amount for the Annual Period in which the Employment Termination Date occurs (the “Prorated Bonus”).  This Paragraph 7(a) does not limit the entitlement of the Executive’s estate or beneficiaries to any death or other benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by NMG for the Executive’s benefit.

(b)                                 Inability to Perform.  If the Executive’s employment is terminated by reason of the Executive’s Inability to Perform, NMG shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, (iii) the Reimbursement, and (iv) the Prorated Bonus.  This Paragraph 7(b) does not limit the entitlement of the Executive to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by NMG for the Executive’s benefit.

(c)                                  Termination by the Executive Without Good Reason.  If the Executive’s employment is terminated by the Executive pursuant to and in compliance with Paragraph 6(e), NMG shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, (iii) the Reimbursement, and (iv) the Prorated Bonus.

(d)                                 Termination for Cause.  If the Executive’s employment is terminated by NMG for Cause, NMG shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement.

(e)                                  Termination Without Cause or With Good Reason.  If the Executive’s employment is terminated by NMG for any reason other than death, Inability to Perform, or Cause, or is terminated by the Executive for Good Reason, NMG shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement.  In addition, NMG will continue to pay to the Executive the Base Salary provided for in Paragraph 5(a) and the Target Bonus under Paragraph 5(b), at the level in effect as of the Employment Termination Date and at the time and in the manner such compensation would have been paid had the Executive’s employment not been terminated, for the greater of (A) the period of time remaining after the Employment Termination Date and before the expiration of the Employment Term, but not to exceed three years, or (B) one year (collectively, the “Continuing Payments”); provided, however, that NMG’s obligation to make the Continuing Payments is limited as follows:

(i)                                     if, in the reasonable judgment of NMG, the Executive engages in any conduct that violates Paragraph 8 or engages in any of the Restricted Activities described in Paragraph 9, NMG’s obligation to provide the Continuing Payments, if any such obligation remains, shall end as of the date NMG so notifies the Executive in writing; provided, however, that NMG shall reinstate such payments if within 30 days of the date NMG so notifies the Executive in writing, the Executive provides information to NMG that NMG determines is sufficient to establish that the Executive did not engage in any conduct that violated Paragraph 8 or engage in any of the Restricted Activities described in Paragraph 9;

(ii)                                  if the Executive is arrested or indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with NMG or any of its Affiliates, or if NMG reasonably believes that the Executive has committed any act or omission, either during his employment under this Agreement or if related to such employment thereafter, that during his employment would have entitled NMG to terminate his employment for Cause under provisions (i), (ii), (iv), or (vi) of the definition of Cause, then NMG may suspend any remaining Continuing Payments under this Paragraph 7(e) until the final resolution of such criminal or civil proceedings or until the Board has made a final determination as to whether the Executive committed such an act or omission.  If the Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any such criminal or civil proceedings, or if the Board makes a finding that the Executive has committed such an act or omission, (1) NMG’s obligation to provide the Continuing Payments shall immediately end, and (2) the Executive shall repay to NMG, within 30 days after a written request by NMG, any Continuing Payments paid to him.  If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, or if the Board makes a finding that the Executive has not committed such an act or omission, NMG shall pay to the Executive any Continuing Payments that it has suspended, with interest on such suspended Continuing Payments at its cost of funds, and shall make any remaining Continuing Payments due under this Paragraph 7(e).

(f)                                    Termination Following Change of Control.  If, within the two-year period following a Change of Control, the Executive’s employment with NMG or an Affiliate or successor of NMG is terminated for any reason other than death, Inability to Perform, or Cause, or is terminated by the Executive for Good Reason, NMG shall pay to the Executive, in lieu of any payments under Paragraph 7(e), the following: (i) the Compensation Payment; (ii) the Vacation Payment; (iii) the Reimbursement; (iv) a lump-sum amount equivalent to two times the Executive’s then-current Base Salary; and (v) a lump-sum amount equivalent to two times the Executive’s then-current Target Bonus.  The amounts specified in (iv) and (v) of this Paragraph 7(f) shall be paid to the Executive within five business days after the Employment Termination Date.

(g)                                 Medical and Dental Insurance.  If the Executive’s employment with NMG or any Affiliate of NMG ends on account of (i) a termination by NMG for any reason other than for death or Cause, or (ii) a termination by the Executive for Good Reason, the Executive will receive, in addition to any other payments due under this Agreement, the following benefit: if, at the time his employment ends, the Executive participates in one or more health plans offered by NMG and the Executive is eligible for and elects to receive continued coverage under such plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any successor law, NMG will reimburse the Executive during the 18-month period following the Employment Termination Date or, if shorter, the period of such actual COBRA continuation coverage, for the total amount of the monthly COBRA premiums actually paid by the Executive for such continued health plan benefits.

(h)                                 No Mitigation.  The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Executive from any source other than NMG or its successor.

(i)                                     Offset.  The Executive agrees that NMG may set off against, and he authorizes NMG to deduct from, any payments due to the Executive, or to his heirs, legal representatives, or successors, as a result of the termination of the Executive’s employment any amounts which may be due and owing to NMG by the Executive, whether arising under this Agreement or otherwise.

8.                                       Confidential Information.

(a)                                  The Executive acknowledges and agrees that (i) NMG is engaged in a highly competitive business; (ii) NMG has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) NMG must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) in the luxury specialty retail business, his participation in or direction of NMG’s day-to-day operations and strategic planning are an integral part of NMG’s continued success and goodwill; (v) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to NMG and enhances NMG’s goodwill, and in carrying out his responsibilities he in turn will be relying on NMG’s goodwill and the disclosure by NMG to him of Confidential Information; (vi) he will have access to Confidential Information that could be used by any Competitor of NMG in a manner that would irreparably harm NMG’s competitive position in the marketplace and dilute its goodwill; and (vii) he necessarily would use or disclose Confidential Information if he were to engage in competition with NMG.

(b)                                 NMG acknowledges and agrees that the Executive must have and continue to have throughout his employment the benefits and use of its and its Affiliates’ goodwill and Confidential Information in order to properly carry out his responsibilities.  NMG accordingly promises upon execution and delivery of this Agreement to provide the Executive immediate access to new and additional Confidential Information and authorize him to engage in activities that will create new and additional Confidential Information.

(c)                                  NMG and the Executive thus acknowledge and agree that during the Executive’s employment with NMG and upon execution and delivery of this Agreement he (i) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to NMG and/or its Affiliates; (ii) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to NMG and/or its Affiliates; and (iii) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill NMG and its Affiliates have generated and from the Confidential Information.

(d)                                 Accordingly, the Executive acknowledges and agrees that at all times during his employment by NMG and/or any of its Affiliates and thereafter:

(i)                                     all Confidential Information shall remain and be the sole and exclusive property of NMG and/or its Affiliates;

(ii)                                  he will protect and safeguard all Confidential Information;

(iii)                               he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, NMG or its Affiliates, to the extent necessary for the proper performance of his responsibilities unless authorized to do so by NMG or compelled to do so by law or valid legal process;

(iv)                              if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify NMG in writing within 24 hours after receipt of legal process or other writing that causes him to form such a belief, or as soon as practicable if he receives less than 24 hours’ notice, so that NMG may defend, limit, or otherwise protect its interests against such disclosure;

(v)                                 at the end of his employment with NMG for any reason or at the request of NMG at any time, he will return to NMG all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and

(vi)                              absent the promises and representations of the Executive in this Paragraph 8 and in Paragraph 9, NMG would require him immediately to return any tangible Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

9.                                       Noncompetition and Nondisparagement Obligations.  In consideration of NMG’s promises to provide the Executive with new and additional Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of NMG in this Agreement, the Executive agrees that, while he is employed by NMG and/or any of its Affiliates and for a three-year period following the end of that employment for any reason, he shall not engage in any of the following activities (the “Restricted Activities”):

(a)                                  He will not directly or indirectly disparage NMG or its Affiliates, any products, services, or operations of NMG or its Affiliates, or any of the former, current, or future officers, directors, or employees of NMG or its Affiliates;

(b)                                 He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for NMG or its Affiliates to leave that employment or cease performing those services;

(c)                                  He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of NMG or any of its Affiliates to cease being a customer, supplier, or vendor of NMG or any of its Affiliates or to divert all or any part of such person’s or entity’s business from NMG or any of its Affiliates; and

(d)                                 He will not associate directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, or consultant, with any Competitor of NMG or any of its Affiliates, unless (i) he has advised NMG in writing in advance of his desire to undertake such activities and the specific nature of such activities; (ii) NMG has received written assurances (that will be designed, among other things, to protect NMG’s and its Affiliates’ goodwill, Confidential Information, and other important commercial interests) from the Competitor and the Executive that are, in NMG’s sole discretion, adequate to protect its interests; (iii) NMG, in its sole discretion, has approved in writing such association; and (iv) the Executive and the Competitor adhere to such assurances.  This restriction (i) extends to the performance by the Executive, directly or indirectly, of the same or similar activities the Executive has performed for NMG or any of its Affiliates or such other activities that by their nature are likely to lead to the disclosure of Confidential Information, and (ii) with respect to the post-employment restriction, applies to any Competitor that has a retail store within 50 miles of, or in the same Metropolitan Statistical Area as, any retail store of NMG or any of its Affiliates.  The Executive shall not be in violation of this Paragraph 9(d) solely as a result of his investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of one percent of all such shares of stock or other securities issued and outstanding.  The

Executive acknowledges and agrees that engaging in the activities restricted by this Paragraph 9(d) would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of NMG or its Affiliates.

The Executive acknowledges and agrees that the restrictions contained in this Paragraph 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 8; that NMG’s promises and undertakings set forth in Paragraph 8, the Executive’s position and responsibilities with NMG, and NMG granting to the Executive ownership in NMG in the form of NMG stock, give rise to NMG’s interest in restricting the Executive’s post-employment activities; that such restrictions are designed to enforce the Executive’s promises and undertakings set forth in this Paragraph 9 and his common-law obligations and duties owed to NMG and its Affiliates; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect NMG’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify NMG in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable (the “Enforceability Notification”); that the mutual promises and undertakings of NMG and the Executive under Paragraphs 8 and 9 are not contingent on the duration of the Executive’s employment with NMG; and that absent the promises and representations made by the Executive in this Paragraph 9 and Paragraph 8, NMG would require him to return any Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.  Notwithstanding the foregoing, NMG agrees that the Executive’s conduct in providing the Enforceability Notification under this Paragraph 9(d) shall not constitute a waiver of any attorney-client privilege between the Executive and his attorney(s).

10.                                 Intellectual Property.

(a)                                  In consideration of NMG’s promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to NMG, shall be the sole and exclusive property of NMG, and is hereby assigned to NMG, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of NMG; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form.  Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by NMG from the time of creation.

(b)                                 The Executive agrees to assign, transfer, and set over, and the Executive does hereby assign, transfer, and set over to NMG, all of his right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that NMG is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product.  The Executive agrees to (i) cooperate with NMG during and after his employment with NMG in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by NMG to evidence its ownership thereof throughout the world; and (iii) cooperate with NMG in obtaining, defending and enforcing its rights therein.

(c)                                  The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other person or entity.  The Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement.  The Executive will not in connection with his employment by NMG, use or disclose to NMG any confidential, trade secret, or other proprietary information of any previous employer or other person that the Executive is not lawfully entitled to disclose.

11.                                 Reformation.  If the provisions of Paragraphs 8, 9, or 10 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and NMG agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

12.                                 Assistance in Litigation.  After the Employment Term, the Executive shall, upon reasonable notice, furnish such information and assistance to NMG or any of its Affiliates as may reasonably be requested by NMG in connection with any litigation in which NMG or any of its Affiliates is, or may become, a party.  NMG shall reimburse the Executive for all reasonable out-of-pocket expenses, including travel expenses, incurred by the Executive in rendering such assistance, but shall have no obligation to compensate the Executive for his time in providing information and assistance in accordance with this Paragraph 12.

13.                                 No Obligation to Pay.  With regard to any payment due to the Executive under this Agreement, it shall not be a breach of any provision of this Agreement for NMG to fail to make such payment to the Executive if (i) NMG is legally prohibited from making the payment; (ii) NMG would be legally obligated to recover the payment if it was made; or (iii) the Executive would be legally obligated to repay the payment if it was made.

14.                                 Legal Fees and Expenses.  NMG will reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in connection with the preparation, review, and negotiation of this Agreement prior to its execution.

15.                                 Survival.  The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein.  In addition to the foregoing, NMG’s obligations under Paragraphs 5(h), 7, and 14, and the Executive’s obligations under Paragraphs 8, 9, 10 and 12, will survive the expiration or termination of Executive’s employment.

16.                                 Withholding Taxes.  NMG shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

17.                                 Notices.  All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

(i)	If to NMG, at:

The Neiman Marcus Group, Inc.
Attn: General Counsel
1618 Main Street
Dallas, TX 75201

(ii)	If to the Executive, at the Executive’s then-current home address on file with NMG.

18.                                 Injunctive Relief.  The Executive acknowledges and agrees that NMG would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 8, 9, and 10 were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Executive agrees that NMG shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Executive breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury.  Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by the Executive, but shall be in addition to all other remedies available to NMG at law or equity.

19.                                 Binding Effect; No Assignment by the Executive; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations herein.  NMG is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations herein to an Affiliate of NMG.  The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

20.                                 Assumption by Successor.  NMG shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that NMG would be required to perform it if no such succession or assignment had taken place.  If NMG fails to obtain such agreement by the effective time of any such succession or assignment, such failure shall be considered Good Reason; provided, however, that the compensation to which the Executive would be entitled upon a termination for Good Reason pursuant to Paragraph 7(e) shall be the sole remedy of the Executive for any failure by NMG to obtain such agreement.  As used in this Agreement, “NMG” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of NMG that executes and delivers the agreement provided for in this Paragraph 20 or that otherwise becomes obligated under this Agreement by operation of law.

21.                                 Governing Law; Venue.  This Agreement and the employment of the Executive shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws.  The exclusive forum for any lawsuit arising from or related to the Executive’s employment or this Agreement shall be a state or federal court in Dallas County, Texas.  This provision does not prevent NMG from removing to an appropriate federal court any action brought in state court.  THE EXECUTIVE HEREBY CONSENTS TO, AND WAIVES ANY OBJECTIONS TO, REMOVAL TO FEDERAL COURT BY NMG OF ANY ACTION BROUGHT AGAINST IT BY THE EXECUTIVE.

22.                               JURY TRIAL WAIVER.  IN THE EVENT THAT ANY DISPUTE ARISING FROM OR RELATED TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH NMG RESULTS IN A LAWSUIT, BOTH NMG AND THE EXECUTIVE MUTUALLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE FOR A JURY TO DECIDE THE ISSUES IN THE LAWSUIT, REGARDLESS OF THE PARTY OR PARTIES ASSERTING CLAIMS IN THE LAWSUIT OR THE NATURE OF SUCH CLAIMS.  NMG AND THE EXECUTIVE IRREVOCABLY AGREE THAT ALL ISSUES IN SUCH A LAWSUIT SHALL BE DECIDED BY A JUDGE RATHER THAN A JURY.

23.                                 Entire Agreement.  This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement.  In particular, but without limitation, this Agreement supersedes and replaces in its entirety that certain Termination and Change of Control Agreement between the Executive and NMG dated October 6, 1999, as well as that certain letter, dated November 11, 1999, from Gerald T. Hughes of NMG to the Executive, both of which are hereby terminated.

24.                                 Modification; Waiver.  No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of NMG to agree to modify, amend, or waive any provision of this Agreement.  Further, this Agreement may not be changed orally, but only by a written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced.  Each party to this Agreement acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or his rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

25.                                 Construction.  This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

26.                                 Severability.  If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

27.                                 Counterparts.  This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, NMG has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement, effective as of the date first set forth above.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ NELSON A. BANGS	/s/ BURTON M. TANSKY
Printed Name: Nelson A. Bangs		Burton M. Tansky
Title: Senior Vice President